Exhibit 99.1

NEWS RELEASE

WORLDWIDE LEADER IN BEARINGS AND STEEL

Media Contact:
Denise L. Bowler
Manager — Associate & Financial Communications
(330) 471-3485
www.timken.com/media

Investor Contact:
Kevin R. Beck
Manager — Investor Relations
(330) 471-7181

Earnings Up Sharply Over Last Year’s Second Quarter

Timken Posts Record Sales of
$1.1 Billion in Second Quarter

     Canton, OH – July 22, 2004 – The Timken Company (NYSE:TKR) today reported record sales of $1.1 billion for the second quarter of 2004, up 14 percent from the prior year. Sales increases in all three of the company’s business groups drove strong earnings performance in the quarter.

     “It was another record sales quarter for The Timken Company,” said James W. Griffith, president and CEO. “Industrial markets strengthened noticeably in the second quarter, buoying sales across all parts of the company. Our results reflect both this increased demand and improved execution.” Timken reported earnings of $0.28 per diluted share, up from $0.05 a year ago. Excluding costs associated primarily with the integration of the Torrington acquisition, adjusted earnings per diluted share were $0.33, or 83 percent higher than last year. This was above previous company estimates of $0.27 to $0.32 per diluted share, excluding special items. The company had $7.6 million of pretax expense in the second quarter of 2004, compared to $17.9 million of pretax expense a year ago, primarily related to the Torrington integration.

THE TIMKEN COMPANY	Denise L. Bowler	Kevin R. Beck
	Mail Code: GNW-37	Mail Code: GNE-26
	1835 Dueber Avenue, S.W.	1835 Dueber Avenue, S.W.
	P.O. Box 6932	P.O. Box 6928
	Canton, OH 44706-0932 U.S.A.	Canton, OH 44706-0928 U.S.A.
	Telephone: (330) 471-3485	Telephone: (330) 471-7181
	Facsimile: (330) 471-4118	Facsimile: (330) 471-2797
	e-mail: denise.bowler@timken.com	E-mail: kevin.beck@timken.com

     Both reported and adjusted earnings per diluted share for the second quarter of 2004 included a negative effect of $0.05 per share, resulting from the approximately $7.7 million pretax impact of clean-up costs and estimated business interruption losses due to an unplanned shutdown of the Faircrest steel plant.

     For the first half, sales were $2.2 billion, an increase of 22 percent from the prior year. Adjusted on a pro forma basis with Torrington included for the full six months of 2003, sales were up 13 percent. Timken completed its $840 million strategic acquisition of The Torrington Company on February 18, 2003. Earnings per diluted share for the first six months were $0.60 in 2004, versus $0.19 in 2003.

     Excluding special items, earnings per diluted share in the first half of 2004 were $0.64, versus $0.37 in 2003. Special items in 2004 included $14.6 million of pretax expense, primarily related to the Torrington integration. This was partially offset by $7.7 million of pretax income received under the Continued Dumping and Subsidy Offset Act.

     For the first half of 2004, the company achieved pretax integration savings of $35 million, primarily through purchasing synergies and workforce reductions. The company is on track to achieve its target of $80 million of pretax integration cost savings in 2005.

     Total debt at June 30, 2004 was $852 million. After deducting cash and cash equivalents, net debt was $784 million, or 41.2 percent of capital. Net debt was higher than the 2003 year-end level of $706 million due to cash contributions to pension plans and seasonal working capital requirements. The company expects the ratio of net debt to capital at the end of this year to be lower than last year’s level of 39.3 percent.

THE TIMKEN COMPANY

Automotive Group Results

     For the second quarter, Automotive Group sales were $404 million, up 7 percent from $377 million in the second quarter of last year. Strong demand and increased penetration in the light truck and medium/heavy truck sectors in both North America and Europe accounted for most of the growth. North American light truck production in the second quarter was up approximately 5 percent, while medium/heavy truck production was up approximately 27 percent. Partially offsetting this increase was a 6 percent decrease in North American passenger car production.

     Earnings before interest and taxes (EBIT) for the second quarter were $6.6 million – down from $7.0 million the prior year. Despite higher production levels and improved operating efficiency, Automotive Group EBIT margin of 1.6 percent was negatively impacted by higher material costs. The company expects to continue to aggressively pursue recovering these costs through surcharges and price increases.

     For the first half of 2004, Automotive Group sales were up 22 percent from the first half of last year. Including pro forma results for Torrington, sales were up 8 percent. EBIT for the first half was $24.9 million – or 3.0 percent of sales compared to 2.4 percent in the first half of 2003.

Industrial Group Results

     For the second quarter, Industrial Group sales were $438 million, up 12 percent from $390 million last year. Sales to most market sectors grew 10 percent or more over last year’s levels, with sales to construction and agriculture customers reflecting the strongest gains. Sales in all geographic regions also improved.

THE TIMKEN COMPANY

     EBIT was $49.3 million, compared to $30.6 million last year, while the EBIT margin improved to 11.3 percent from 7.8 percent a year ago. Increased volumes, lower operating costs and improved pricing all contributed to the EBIT improvement.

     For the first half of 2004, Industrial Group sales were up 22 percent from a year ago. Including pro forma results for Torrington, sales were up 12 percent. EBIT for the first half of 2004 was $85.1 million – or 10.0 percent of sales compared to 7.0 percent in the first half of 2003.

Steel Group Results

     For the second quarter, Steel Group sales were a record $330 million, up 29 percent from $257 million last year, reflecting strong demand from both automotive and industrial customers. Double-digit increases occurred in nearly all market sectors. Approximately half of the top-line growth resulted from surcharges and price increases to offset rising raw material costs.

     EBIT was $3.0 million, compared to a loss of $2.7 million last year, while EBIT margin improved to 0.9 percent from a negative 1.1 percent a year ago. Productivity and volume increases contributed positively to results.

     The second quarter results were negatively affected by the shutdown of the Faircrest steel plant for approximately 10 days for a clean up of low-level radioactive material that was detected in scrap material. There was no exposure to the environment, employees or products.

     Excluding the approximately $7.7 million impact of the Faircrest plant shutdown, margins would have been 3.2 percent. The company expects to recover all the costs associated with the Faircrest plant shutdown, except for $4 million of insurance deductibles.

THE TIMKEN COMPANY

     For the first half, Steel Group sales were up 20 percent over the first half of last year. EBIT for the first half was $5.8 million – or 0.9 percent of sales compared to 0.7 percent of sales in the first half of 2003. Excluding the impact of Faircrest, EBIT margin would have been 2.1 percent.

Outlook

     The company expects improved performance in 2004 relative to last year across all three of its business groups, driven by the sustained recovery anticipated in global markets. The company is increasing its earnings estimates for the year. The company expects earnings per diluted share, excluding special items, to be $0.25 to $0.30 for the third quarter of 2004 and $1.15 to $1.25 for the year.

Conference Call Information

     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Thursday, July 22, 2004 2 p.m. Eastern Time

All Callers:	Live Dial-In: (706) 634-0975 (Call in 10 minutes prior to be included) Replay Dial-In Through July 29, 2004 (706) 645-9291 Replay Passcode: 8354927

Live Web cast:	www.timken.com

     The Timken Company (NYSE: TKR); (www.timken.com) is a leading global manufacturer of highly engineered bearings and alloy steels and a provider of related products and services with operations in 27 countries. A Fortune 500 company, Timken recorded 2003 sales of $3.8 billion and employed approximately 26,000 at year-end.

THE TIMKEN COMPANY

Certain statements in this news release (including statements regarding the Company’s forecasts, beliefs and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements contained in the paragraph under the heading “Outlook” are forward-looking. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: uncertainties in both timing and amount, if any, of actual benefits realized through the integration of Torrington with Timken’s operations and the timing and amount of the resources required to achieve those results; the Company’s ability to mitigate the impact of higher material costs through surcharges and/or price increases and the possible loss of business that could result; and the impact on operations of general economic conditions, higher raw material and energy costs, the cyclicality of the Company’s business, fluctuations in customer demand and the Company’s ability to achieve the benefits of its ongoing programs, including the implementation of its manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Prospectus Supplements dated February 11, 2003 and October 15, 2003 relating to the offerings of the Company’s common stock, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, in the Company’s 2003 Annual Report, page 58, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statement.

###

THE TIMKEN COMPANY

CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	2Q 04	2Q 03	Six Months 04	Six Months 03	2Q 04	2Q 03	Six Months 04	Six Months 03
Net sales	$1,130,287	$990,253	$2,229,072	$1,828,260	$1,130,287	$990,253	$2,229,072	$1,828,260
Cost of products sold (2)	923,700	825,573	1,818,586	1,522,130	923,700	825,573	1,818,586	1,522,130
Integration/Reorganization expenses — cost of products sold	1,000	6,611	2,376	10,299	—	—	—	—

Gross Profit	$205,587	$158,069	$408,110	$295,831	$206,587	$164,680	$410,486	$306,130
Selling, administrative & general expenses (SG&A) (2)	141,133	127,040	279,848	234,432	141,133	127,040	279,848	234,432
Integration/Reorganization expenses — SG&A	6,258	8,157	10,246	13,532	—	—	—	—
Impairment and restructuring	329	853	1,059	853	—	—	—	—

Operating Income	$57,867	$22,019	$116,957	$47,014	$65,454	$37,640	$130,638	$71,698
Other expense	(5,288)	(302)	(14,107)	(1,895)	(5,288)	(302)	(14,107)	(1,895)
Special items — other (expense) income	—	(2,276)	6,794	3,171	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (3)	$52,579	$19,441	$109,644	$48,290	$60,166	$37,338	$116,531	$69,803
Interest expense, net	(11,707)	(12,906)	(22,852)	(22,857)	(11,707)	(12,906)	(22,852)	(22,857)

Income Before Income Taxes	$40,872	$6,535	$86,792	$25,433	$48,459	$24,432	$93,679	$46,946
Provision for income taxes	15,531	2,614	32,981	10,173	18,414	9,284	35,598	17,839

Net Income	$25,341	$3,921	$53,811	$15,260	$30,045	$15,148	$58,081	$29,107

Earnings Per Share	$0.28	$0.05	$0.60	$0.19	$0.33	$0.18	$0.65	$0.37
Earnings Per Share-assuming dilution	$0.28	$0.05	$0.60	$0.19	$0.33	$0.18	$0.64	$0.37
Average Shares Outstanding	89,698,030	85,520,667	89,492,987	79,198,167	89,698,030	85,520,667	89,492,987	79,198,167
Average Shares Outstanding-assuming dilution	90,552,362	85,760,495	90,356,032	79,402,600	90,552,362	85,760,495	90,356,032	79,402,600

(1) “Adjusted” statements exclude the impact of impairment and restructuring, integration/reorganization and special charges for all periods shown.

(2) First half of 2003 results include a reclassification of $7,496 from cost of products sold to selling, administrative and general expenses for Torrington engineering and research and development expenses to be consistent with Timken’s cost classification methodology.

BUSINESS SEGMENTS
(Thousands of U.S. dollars)	2Q 04	2Q 03	Six Months 04	Six Months 03
Automotive Group
Net sales to external customers	$404,163	$376,525	$819,765	$674,654
Impairment and restructuring	—	—	—	—
Integration/Reorganization expenses	—	—	—	—
Adjusted earnings before interest and taxes (EBIT) * (3)	$6,607	$6,989	$24,930	$15,857
Adjusted EBIT Margin (3)	1.6%	1.9%	3.0%	2.4%
Industrial Group
Net sales to external customers	$437,416	$389,580	$847,685	$694,543
Intersegment sales	278	154	567	346

Total net sales	$437,694	$389,734	$848,252	$694,889
Impairment and restructuring	—	—	—	—
Integration/Reorganization expenses	—	—	—	—
Adjusted earnings before interest and taxes (EBIT) * (3)	$49,311	$30,578	$85,077	$48,388
Adjusted EBIT Margin (3)	11.3%	7.8%	10.0%	7.0%
Steel Group
Net sales to external customers	$288,708	$224,148	$561,622	$459,063
Intersegment sales	41,686	32,692	78,103	73,556

Total net sales	$330,394	$256,840	$639,725	$532,619
Impairment and restructuring	—	—	—	—
Integration/Special expenses	—	—	—	—
Adjusted earnings before interest and taxes (EBIT) * (3)	$3,026	($2,747)	$5,750	$3,783
Adjusted EBIT Margin (3)	0.9%	-1.1%	0.9%	0.7%

* Automotive Group, Industrial Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(3) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments, and EBIT disclosures are responsive to investors.

     Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

     (Thousands of U.S. Dollars)

	Jun 30, 2004	Dec 31, 2003
Short-term debt	$237,933	$121,194
Long-term debt	613,628	613,446

Total Debt	851,561	734,640
Less: cash and cash equivalents	(67,469)	(28,626)

Net Debt	$784,092	$706,014

Net debt	$784,092	$706,014
Shareholders’ equity	1,118,799	1,089,627

Net debt + shareholders’ equity (Capital)	$1,902,891	$1,795,641

Ratio of Net Debt to Capital	41.2%	39.3%

This reconciliation is provided as additional relevant information about the Timken’s financial position. Management believes Net Debt is more representative of the Timken’s financial position, due to a temporary increase in cash and cash equivalents.

Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.

This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance, and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and integration/reorganization costs, one-time gains/losses on sales of assets, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and payments.

					Six Months
	2Q 04		2Q 03		04			03
(Thousands of U.S. dollars, except share data)	$	EPS	$	EPS	$		EPS	$	EPS
Net income	$25,341	$0.28	$3,921	$0.05	$53,811		$0.60	$15,260	$0.19
Pre-tax special items:
Integration expense — cost of products sold	1,000	0.01	6,611	0.08	2,376		0.03	10,299	0.13
Integration expenses — SG&A	6,258	0.07	8,157	0.09	10,246		0.11	13,532	0.17
Impairment and restructuring	329	0.00	853	0.01	1,059		0.01	853	0.01
Special items — other (income) expense:									—
CDSOA repayment	—	—	2,808	0.03	—		—	2,808	0.04
CDSOA receipts, net of expenses	—	—	—	—	(7,743	)(4)	(0.09)	—	—
Adoption of FIN 46 for investment in PEL	—	—	—	—	949	(5)	0.01	—	—
Loss (Gain) on sale of assets	—	—	2,340	0.03	—		—	(3,107)	(0.04)
Acquisition-related unrealized currency exchange gains	—	—	(1,930)	(0.02)	—		—	(1,930)	(0.02)
Prior restructuring accrual reversal	—	—	(942)	(0.01)	—		—	(942)	(0.01)
Tax effect of special items	(2,883)	(0.03)	(6,670)	(0.08)	(2,617)		(0.03)	(7,666)	(0.10)

Adjusted net income	$30,045	$0.33	$15,148	$0.18	$58,081		$0.64	$29,107	$0.37

(4) CDSOA receipts are reported net of applicable expenses.

(5) In the first quarter of 2004, Timken adopted Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46). Timken concluded that its investment in a joint venture, PEL, was subject to the provisions of FIN 46 and that Timken was the primary beneficiary of PEL. Accordingly, Timken consolidated PEL, effective March 31, 2004, which resulted in a charge to earnings related to the cumulative effect of change in accounting principle.

Calculation of Timken Company Six Months 03 Pro forma Net Sales

(Thousands of U.S. Dollars)

	Six Months 04	Six Months 03
	Timken	Timken	Impact of
	Company, As	Company, As	Torrington	Timken Company,
	Reported	Reported	Acquisition (6)	Pro forma
Automotive Group
Net sales to external customers	$819,765	$674,654	$87,721	$762,375

Industrial Group
Net sales to external customers	$847,685	$694,543	$63,522	$758,065
Intersegment sales	567	346	—	346

Total net sales	$848,252	$694,889	$63,522	$758,411

Steel Group
Net sales to external customers	$561,622	$459,063	—	$459,063
Intersegment sales	78,103	73,556	—	73,556

Total net sales	$639,725	$532,619	—	$532,619

Consolidated
Net sales to external customers	$2,229,072	$1,828,260	$151,243	$1,979,503

(6) Impact of Torrington Acquisition represents Torrington sales for 2003 prior to the acquisition. Timken sales to Torrington prior to the acquisition have been excluded. This is consistent with the methodology used to calculate pro forma financial results in 2003. Allocation of net sales within the business groups was calculated using the ratio of first quarter 2003 net sales subsequent to the acquisition. Management believes this comparison is helpful for investors to evaluate six months 04 sales compared to six months 03 sales, as if Timken had acquired Torrington on January 1, 2003.

Calculation of the Impact of the Faircrest Steel Plant Shutdown on the Steel Group EBIT Margin

     (Thousands of U.S. Dollars)

	2Q 04	Six Months 04
Clean-up and business interruption costs	$6,812	$6,812
Estimate of reduced EBIT from $3.9 million of lower sales	900	900

Impact on EBIT from the Faircrest plant shutdown	7,712	7,712
Steel Group EBIT	3,026	5,750

EBIT excluding impact of Faircrest plant shutdown	$10,738	$13,462

Steel Group total net sales	$330,394	$639,725
Lower sales due to Faircrest plant shutdown	3,900	3,900

Total net sales excluding impact of Faircrest plant shutdown	$334,294	$643,625

EBIT margin excluding impact of Faircrest plant shutdown	3.2%	2.1%

This reconciliation is provided as additional relevant information concerning the impact of the Faircrest plant shutdown. Management believes excluding the impact of the Faircrest plant shutdown is more representative of the Company’s performance and, therefore, useful to investors.

Reconciliation of Outlook Information -

Expected net income per diluted share for the full year and the third quarter exclude special items. Examples of such special items include impairment and restructuring, integration/reorganization expenses and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2004 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET	June 30	Dec 31
(Thousands of U.S. dollars)	2004	2003
ASSETS
Cash & cash equivalents	$67,469	$28,626
Accounts receivable	687,709	602,262
Deferred income taxes	48,448	50,271
Inventories	719,404	695,946

Total Current Assets	$1,523,030	$1,377,105
Property, plant & equipment	1,561,281	1,608,594
Goodwill	202,933	173,099
Other assets	558,682	530,991

Total Assets	$3,845,926	$3,689,789

LIABILITIES
Accounts payable & other liabilities	$504,218	$425,157
Short-term debt	237,933	121,194
Accrued expenses	429,489	508,205

Total Current Liabilities	$1,171,640	$1,054,556
Long-term debt	613,628	613,446
Accrued pension cost	415,717	424,414
Accrued postretirement benefits cost	487,066	476,966
Other non-current liabilities	39,076	30,780

Total Liabilities	$2,727,127	$2,600,162
SHAREHOLDERS’ EQUITY	1,118,799	1,089,627

Total Liabilities and Shareholders’ Equity	$3,845,926	$3,689,789

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the six months ended
	June 30	June 30	June 30	June 30
(Thousands of U.S. dollars)	2004	2003	2004	2003
Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$25,341	$3,921	$53,811	$15,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,409	47,687	105,337	88,952
Other	8,112	11,337	12,225	4,218
Changes in operating assets and liabilities:
Accounts receivable	(16,344)	15,450	(103,672)	(39,164)
Inventories	(4,081)	3,714	(19,848)	(18,749)
Other assets	(212)	6,038	(5,499)	(4,163)
Accounts payable and accrued expenses	(31,448)	(52,559)	(34,731)	1,414
Foreign currency translation	1,833	(7,864)	3,309	(9,723)

Net Cash Provided by Operating Activities	$34,610	$27,724	$10,932	$38,045

INVESTING ACTIVITIES
Capital expenditures	($30,713)	($28,709)	($55,696)	($51,707)
Other	1,654	3,193	89	11,024
Acquisitions	(6,275)	—	(7,824)	(718,952)

Net Cash Used by Investing Activities	($35,334)	($25,516)	($63,431)	($759,635)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($11,675)	($11,124)	($23,289)	($19,376)
Issuance of common stock for acquisition	—	(210)	—	180,010
Net borrowings on credit facilities	44,439	16,785	112,188	529,275

Net Cash Provided by Financing Activities	$32,764	$5,451	$88,899	$689,909
Effect of exchange rate changes on cash	$414	$1,499	$2,443	$2,076
Increase (decrease) in Cash and Cash Equivalents	32,454	9,158	38,843	(29,605)
Cash and Cash Equivalents at Beginning of Period	$35,015	$43,287	$28,626	$82,050

Cash and Cash Equivalents at End of Period	$67,469	$52,445	$67,469	$52,445